As filed with the Securities and Exchange Commission on December 1, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
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Daktronics, Inc.
(Exact name of registrant as specified in its charter)
_______________

South Dakota (State or other jurisdiction of incorporation or organization)	46-0306862 (I.R.S. Employer Identification No.)

201 Daktronics Drive Brookings, SD 57006 (Address of principal executive offices)

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Daktronics, Inc. 401(k) Plan
(Full title of the plan)
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Sheila M. Anderson Daktronics, Inc. 201 Daktronics Drive Brookings, SD 57006 (Name and address of agent for service)

(605) 692-0200 (Telephone number, including area code, of agent for service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
_______________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	6,000,000 shares	$9.60	$57,600,000	$7,171.20

(1) This Registration Statement on Form S‑8 (this “Registration Statement”) relates to shares of common stock, no par value (the “Common Stock”), of Daktronics, Inc. which may be issued pursuant to the Daktronics, Inc. 401(k) Plan, as amended and restated as of January 1, 2016 (the “401(k) Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may be offered or issued pursuant to the 401(k) Plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The NASDAQ Global Select market on November 29, 2017.

EXPLANATORY NOTE
Pursuant to General Instruction E to Form S‑8, this Registration Statement is being filed by Daktronics, Inc. (the “Company”) to register 6,000,000 additional shares of the Company’s common stock, no par value (the “Common Stock”), which may be sold from time to time pursuant to the 401(k) Plan, together with an indeterminate amount of interests in the 401(k) Plan. The shares being registered pursuant to this Registration Statement are additional securities of the same class as the securities for which a previously filed registration statement on Form S‑8 relating to the 401(k) Plan is effective. The contents of the earlier registration statement on Form S‑8 filed on October 24, 2003 (File No. 333‑109962) relating to the 401(k) Plan are incorporated by reference into this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company or the 401(k) Plan, as the case may be, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement and deemed to be a part hereof (excluding any portions of such documents that may have been “furnished” but not “filed” for purposes of the Exchange Act):

(1)	The Company’s Annual Report on Form 10‑K for the fiscal year ended April 29, 2017;

(2)	The Company's Quarterly Reports on Form 10-Q for the quarters ended July 29, 2017 and October 28, 2017;

(3)	The 401(k) Plan’s Annual Report on Form 11‑K for the fiscal year ended April 30, 2017;

(4)	The Company's Current Reports on Form 8-K dated August 30, 2017 and September 12, 2017; and the Company’s Current Report on Form 8-K/A (Amendment No. 1) dated December 1, 2017;

(5)	All other reports filed by the Company or the 401(k) Plan pursuant to Section 13(a) or 15(d) of the Exchange Act since April 29, 2017; and

(6)
The description of the Common Stock set forth in the Company’s Registration Statement on Form S-1 filed on December 3, 1993, including all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company or the 401(k) Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post‑effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Article 8 of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Article VI of our Amended and Restated Bylaws (the “Bylaws”) provide that the Company shall indemnify its officers and directors to the fullest extent authorized or permitted by the South Dakota Business Corporation Act (“SDBCA”). Section 47-1A-851 and Section 47-1A-856(1) of the SDBCA provide that the Company may indemnify its officers and directors against liability incurred in connection with proceedings in which such persons are parties by reason of being an officer or director of the Company if they (1) acted in good faith; (2) reasonably believed: (a) in the case of conduct in an official capacity, that the conduct was in the best interests of the Company, and (b) in all other cases, that the conduct was at least not opposed to the best interests of the Company; and (3) in the case of any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. This indemnification may be available for any liabilities arising in connection with this offering. In addition, Section 47-1A-856(2)(b) of the SDBCA permits the Company to indemnify an officer of the Company who is a party to a proceeding by reason of being an officer of the Company against liability, except for liability in connection with a proceeding by or in the right of the Company other than for reasonable expenses incurred in connection with the proceeding; liability arising out of conduct that constitutes receipt of a financial benefit to which the officer is not entitled; an intentional infliction of harm on the Company or its shareholders; or an intentional violation of criminal law. Section 47-1A-857 of the SDBCA permits the Company to purchase and maintain insurance on behalf of its officers and directors against any liability which may be asserted against or incurred by such persons in their capacities as officers and directors of the Company, whether or not the Company would have power to indemnify or advance expenses to the person against the same liability under the provisions of the SDBCA.
Article 8 of our Articles of Incorporation and Article VI of our Bylaws also provide that the Company may indemnify other persons, for such expenses and liabilities, in such manner and under such circumstances, as the Board of Directors may determine from time to time.
Section 7.3 of Article 7 of our Articles of Incorporation provides that the liability of our directors to the Company or its shareholders shall be limited to the fullest extent permitted by the SDBCA. Section 47-1A-202.1(4) of the SDBCA permits a corporation to provide in its articles of incorporation that its directors will not be liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as directors, except for liability for receipt of a financial benefit by a director to which the director is not entitled; an intentional infliction of harm on the corporation or its shareholders; a violation of Section 47-1A-833 of the SDBCA (relating to a director’s liability for unlawful distributions by a South Dakota corporation); or an intentional violation of criminal law.
Under Section 47-1A-831 of the SDBCA, the Company’s directors are not liable to it or its shareholders for any decision to take or not to take action, or any failure to take any action, as a director, unless the party asserting liability establishes that (1) the indemnification provisions in the Company’s Articles of Incorporation and the SDBCA do not preclude such liability and (2) the challenged conduct consisted or was the result of (a) action not in good faith; (b) a decision (i) which the director did not reasonably believe to be in the Company’s best interests or (ii) as to which the director was not properly informed to an extent the director reasonably believed appropriate in the circumstances; (c) a lack of objectivity due to the director’s familial, financial, or business relationship with, or a lack of independence due to the director’s domination or control by, another person having a material interest in the challenged conduct (i) which relationship or which domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the Company and (ii) after a reasonable expectation to such effect has been established, the director has not established that the challenged conduct was reasonably believed by the director to be in the best interests of the Company; (d) a sustained failure of the director to devote attention to ongoing oversight of the business and affairs of the Company, or a failure to devote timely attention, by making, or causing to be made, appropriate inquiry, when particular facts and circumstances of significant concern materialize that would alert a reasonably attentive director to the need therefor; or (e) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duties to deal fairly with the Company and its shareholders that is actionable under applicable law.
The Company also maintains insurance on its directors and officers, which covers liabilities under federal securities laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that follows the signature pages to this Registration Statement, which Exhibit Index is incorporated herein by reference. In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S‑K, the undersigned registrant hereby undertakes that it will submit or has submitted the 401(k) Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the 401(k) Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

The undersigned Company hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on the 1st day of December, 2017.

Daktronics, Inc.

By: /s/ Sheila M. Anderson
Sheila M. Anderson
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Reece A. Kurtenbach and Sheila M. Anderson, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Reece A. Kurtenbach	President, Chief Executive Officer and a	December 1, 2017
Reece A. Kurtenbach	Director (principal executive officer)

/s/ Byron J. Anderson	Director	December 1, 2017
Byron J. Anderson

/s/ Robert G. Dutcher	Director	December 1, 2017
Robert G. Dutcher

/s/ Nancy D. Frame	Director	December 1, 2017
Nancy D. Frame

/s/ James B. Morgan	Director	December 1, 2017
James B. Morgan

/s/ John L. Mulligan	Director	December 1, 2017
John L. Mulligan

/s/ Kevin P. McDermott	Director	December 1, 2017
Kevin P. McDermott

/s/ John P. Friel	Director	December 1, 2017
John P. Friel

/s/ Sheila M. Anderson	Chief Financial Officer (principal financial	December 1, 2017
Sheila M. Anderson	officer and principal accounting officer)

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on the 1st day of December, 2017.

Daktronics, Inc. 401(k) Plan By: Daktronics, Inc. Employee Benefits Committee

By: /s/ Sheila M. Anderson
Sheila M. Anderson
Committee Member

Exhibit Index

As indicated below, some of the exhibits are incorporated by reference from the Company’s prior filings. The form with which each exhibit was filed and the date of filing are as indicated below; the reports described below are filed as Commission File No. 0-23246 unless otherwise indicated.

Exhibit No.	Description
3.1(i)	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 30, 2013).

3.2(ii)	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K filed on June 12, 2013).

4.1
Form of Stock Certificate evidencing common stock, without par value, of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed on January 12, 1994, Commission File No. 33-72466).

4.2	Rights Agreement by and between the Company and Wells Fargo Bank, N.A. dated as of August 28, 2008 (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A filed on August 29, 2008).

4.3	Third Amendment to the Daktronics, Inc. 401(k) Plan dated as of December 1, 2016. (1)

4.4	Second Amendment to the Daktronics, Inc. 401(k) Plan dated as of June 12, 2015. (1)

4.5	First Amendment to the Daktronics, Inc. 401(k) Plan dated as f October 1, 2014. (1)

4.6	Daktronics, Inc. 401(k) Plan as restated and amended as of May 1, 2012. (1)

23.1	Consent of Ernst & Young LLP. (1)

24.1	Power of Attorney (included as part of the signature page).

(1) Filed herewith.